Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5  to Registration Statement No. 333-195620 on Form N-2 of our report dated May 27, 2016, relating to the consolidated financial statements and consolidated financial highlights of Altegris KKR Commitments Master Fund appearing in the Annual Report on Form N-CSR of Altegris KKR Commitments Master Fund for the year ended March 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are incorporated by reference in such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, CA

February 24, 2017